                                TENDER AGREEMENT

         THIS TENDER AGREEMENT (this "Agreement"), dated as of February 22, 2002, is by and among Centrica plc, a limited company organized under the laws of England and Wales ("Buyer") and DLJ Merchant Banking Partners II, L.P., a Delaware limited partnership and the other stockholders of NewPower Holdings, Inc., a Delaware corporation ("NewPower"), named on the signature pages hereto (each, an "Equity Holder" and collectively, the "Equity Holders").

                                R E C I T A L S:

         WHEREAS, concurrently with the execution and delivery of this Agreement, Buyer, NewPower and Windsor Acquisition Corporation, a Delaware corporation ("Acquisition Sub"), are entering into that certain Agreement and Plan of Merger of even date herewith (the "Merger Agreement") providing for, among other things, (i) promptly following the execution and delivery of the Merger Agreement, the commencement by Buyer and Acquisition Sub of a tender offer to purchase any and all outstanding shares of common stock, par value $0.01 per share ("Common Stock") of NewPower, at a price of $1.05 per share (subject to adjustment as provided in the Merger Agreement), net to the seller in cash, which tender may also be made by delivery of Class A Warrants to purchase Common Stock (the "Class A Warrants"), and Buyer or Acquisition Sub may withhold from the payment made with respect to any Class A Warrant the exercise price payable pursuant to such Class A Warrant so delivered, such tender offer (such offer, as it may be extended and including any subsequent offering period with respect thereto, the "Tender Offer") to be on the terms and subject to the conditions set forth in the Merger Agreement and (ii) following the purchase of Common Stock pursuant to the Tender Offer, a merger of Acquisition Sub into NewPower (the "Merger"), as a result of which NewPower will be the surviving corporation and will be a wholly owned subsidiary of Buyer (capitalized terms used but not defined herein have the meanings assigned to such terms in the Merger Agreement); and

         WHEREAS, as of the date hereof, each Equity Holder beneficially owns and has the power to dispose of the number of shares of Common Stock set forth under the column entitled "Shares" in SCHEDULE I hereto (the "Owned Shares") and beneficially owns the number of Class A Warrants set forth under the column entitled "Class A Warrants" in SCHEDULE I hereto (the "Owned Class A Warrants"); and

         WHEREAS, the Equity Holders are parties to the Voting Trust Agreement, dated as of October 11, 2000 (the "Voting Trust Agreement"), among the Equity Holders, Donaldson, Lufkin & Jenrette, Inc. and Christiana Bank & Trust Company, as voting trustee (the "Voting Trustee"), pursuant to which the Equity Holders have transferred to the Voting Trustee the record ownership of the Owned Shares and the Owned Class A Warrants;

         WHEREAS, the tender of at least a majority of NewPower's fully diluted shares (as referenced in the Merger Agreement) of Common Stock in the Tender Offer is a condition precedent to Buyer's and Acquisition Sub's obligation to consummate the Tender Offer and any tender of Common Stock by the tender of Class A Warrants shall be deemed to represent the tender of the Common Stock underlying the Class A Warrants (as if the Class A Warrants so tendered had been exercised and the cash exercise price for the Class A Warrants had been paid pursuant to their terms) for purposes of satisfying such minimum conditions; and

         WHEREAS, as an inducement and a condition to its willingness to enter into the Merger Agreement, Buyer has required that the Equity Holders enter into, and the Equity Holders have agreed to enter into, this Agreement;

         NOW, THEREFORE, in consideration of the mutual covenants, conditions and agreements contained herein the parties hereto agree as follows:

         1. AGREEMENT TO TENDER; EXERCISE OF CLASS A WARRANTS. Each Equity Holder hereby agrees that, prior to the closing of the Tender Offer, it shall tender (or cause the record holder to tender) for purchase pursuant to the Tender Offer, its Owned Shares and its Common Stock covered by the Owned Class A Warrants (by tender of such Owned Class A Warrants) in the Tender Offer, together with any shares of Common Stock acquired by such Equity Holder after the date of this Agreement, whether upon the exercise of such Equity Holder's Owned Class A Warrants, if any, or of options, conversion of convertible securities or otherwise (such acquired shares and the Common Stock covered by the Owned Class A Warrants, together with the Owned Shares, are referred to herein collectively as the "Covered Shares"). Subject to applicable law, each Equity Holder hereby further agrees that during the time this Agreement is in effect, it shall not withdraw any Covered Shares tendered for purchase pursuant to the Tender Offer. In connection with the tender of Covered Shares, each Equity Holder shall deliver (or cause the record holder to deliver) to the Exchange Agent designated in the Tender Offer (i) a letter of transmittal with respect to such securities complying with the terms of the Tender Offer, (ii) certificates representing such Covered Shares (including the documents representing the Owned Class A Warrants) and (iii) all other documents or instruments required to be delivered pursuant to the Tender Offer.

         2. ACTIONS WITH RESPECT TO ANY TAKEOVER PROPOSAL. During the term of this Agreement, each Equity Holder shall not, nor shall it permit any investment banker, financial adviser, attorney, accountant or other representative or agent engaged or employed by or on its behalf to, directly or indirectly (x) initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any takeover proposal or (y) engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to, any takeover proposal, or otherwise facilitate any effort or attempt to make or implement any takeover proposal.

         3. DISPOSITION OF SHARES; INCONSISTENT ACTION. During the time this Agreement is in effect, each Equity Holder hereby agrees that, except as contemplated pursuant to this Agreement, after the date hereof, it will not directly or indirectly sell, pledge, assign, encumber, grant any proxy or enter into any voting or similar agreement with respect to, transfer or otherwise dispose of (collectively, "Transfer"), or agree or contract to Transfer, any Covered Shares (or any interest with respect thereto) or any Owned Class A Warrants or take any other action that would restrict, limit or interfere with the performance of such Equity Holder's obligations hereunder or the transactions contemplated hereby.

         4. COVENANTS

         Each Equity Holder shall execute and deliver such additional instruments and other documents and shall take such further actions as may be reasonably necessary or appropriate to effectuate, carry out and comply with all its obligations under this Agreement. None of the Equity Holders shall enter into any agreement or arrangement (or alter, amend or terminate any existing agreement or arrangement) or take any other action (or fail to take any other action) if such action (or failure) would materially impair the ability of any party to effectuate, carry out or comply with all the terms of this Agreement. Buyer hereby agrees to reasonably cooperate with the Equity Holders in connection with any action required to be taken by the Equity Holders in connection with the tender of Covered Shares pursuant to the Tender Offer or the Merger and the transactions contemplated thereby.

         5. REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer represents and warrants to the Equity Holders as follows:


         (a) ORGANIZATION; DUE AUTHORIZATION; ENFORCEABILITY. Buyer and Acquisition Sub are corporations duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and the State of Delaware, respectively. Buyer has full corporate power and authority to execute and deliver this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Buyer, and no other corporate proceeding on the part of Buyer or Acquisition Sub is necessary to authorize this Agreement or the Merger Agreement or to consummate the transactions contemplated hereby or thereby. This Agreement has been duly and validly executed and delivered by Buyer and constitutes a valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally and to general principles of equity.

         6. REPRESENTATIONS AND WARRANTIES OF THE EQUITY HOLDERS. Each Equity Holder hereby represents and warrants, severally and not jointly with other Equity Holders, to Buyer as follows:

         (a) ORGANIZATION; DUE AUTHORIZATION; ENFORCEABILITY. Such Equity Holder has full power and authority to execute and deliver this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of such Equity Holder and no other proceeding on the part of such Equity Holder is necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by such Equity Holder, and constitutes a valid and binding agreement of such Equity Holder, enforceable against such Equity Holder in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally and to general principles of equity.

         (b) OWNERSHIP OF SHARES. Such Equity Holder beneficially owns the Owned Shares or Owned Class A Warrants set forth opposite such Equity Holder's name in
SCHEDULE I hereto free and clear of any liens, claims or encumbrances (other than in connection with the Voting

Trust Agreement and the Stockholders Agreement (as defined below)), which Owned Shares or Owned Class A Warrants constitute the only capital stock, or equity interests of NewPower or its Subsidiaries owned, beneficially or of record, by such Equity Holder. SCHEDULE I contains a true and complete number of Class A Warrants of NewPower beneficially owned by each Equity Holder, and there are no other options, warrants, calls, subscriptions or other rights or other agreements or commitments of any character of or with such Equity Holder or its affiliates or to which such Equity Holder or its affiliates is a party relating to the issued or unissued shares of Common Stock or other capital stock or treasury stock of NewPower or any of its Subsidiaries (other than the Voting Trust Agreement and the Stockholders Agreement, dated as of January 6, 2000, as amended (the "Stockholders Agreement"), among the stockholders parties thereto). Except for this Agreement, the Stockholders Agreement and the Voting Trust Agreement, the Owned Shares are not subject to any voting trust agreement or other contract, agreement, arrangement, commitment or understanding restricting or otherwise relating to the voting or disposition of such Owned Shares. The representations in this Section 6(b) shall be deemed to be re-made as of the closing of the Tender Offer and Schedule I hereto shall be appropriately modified by each Equity Holder to the extent required.

         (c) NO BREACH, ETC.; NO FEES. Except for any filings that may be required under Section 13(d) or Section 16 of the Securities Exchange Act of 1934, as amended, no authorization, consent or approval of, or filing with, any court, agency, commission, or any public body or authority, domestic or foreign, is necessary for the consummation by such Equity Holder of the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement by such Equity Holder will not constitute a breach, violation or default (or any event which, with notice or lapse of time or both, would constitute a breach, violation or default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien or encumbrance upon any of the properties or assets of such Equity Holder under any provision of applicable law or regulation or judgment, injunction, order or decree binding on such Equity Holder, or any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument to which such Equity Holder is a party or by which its properties or assets are bound, as the case may be, other than breaches, violations, defaults, terminations, accelerations or creation of liens and encumbrances which, in the aggregate, would not impair the ability of such Equity Holder to perform its obligations hereunder in any material respect. No investment banker, broker or finder is entitled to a commission or fee from Buyer, Acquisition Sub, NewPower or any of their respective affiliates (other than the Equity Holders) in respect of this Agreement based upon any arrangement or agreement made by or on behalf of such Equity Holder.

         7. TERMINATION. This Agreement shall terminate and cease to be of any force or effect on the earliest to occur of (A) the purchase of the Covered Shares pursuant to the Tender Offer, (B) the Effective Time, and (C) the termination of the Merger Agreement in accordance with its terms prior to the purchase of any Covered Shares validly tendered and not withdrawn pursuant to the Tender Offer.

         8.       MISCELLANEOUS

         (a) NOTICES, ETC. All notices, requests, demands or other communications required by or otherwise with respect to this Agreement shall be in writing and shall be deemed to have been duly given to any party when delivered personally (by courier service or otherwise), when delivered by telecopy and confirmed by return telecopy, or three days after being mailed by first class mail, postage prepaid, in each case to the applicable addresses set forth below:

                  If to the Equity Holders:

                           DLJ Merchant Banking II, Inc.
                           11 Madison Avenue
                           New York, NY  10130
                           Attention:  Ivy Dodes
                           Facsimile:  (212) 892-7272

                           with copies to:

                           Shearman & Sterling
                           599 Lexington Avenue
                           New York, NY  10022
                           Attention:  Stephen M. Besen
                           Facsimile:  (212) 848-7179

                  if to Buyer:

                           Centrica plc
                           Millstream, Maidenhead Road
                           Windsor, Berkshire SL4 5GD
                           United Kingdom
                           Attention: Grant Dawson
                           Facsimile: 44 (1753) 494-602

                           with copies to:

                           Sullivan & Cromwell
                           125 Broad Street
                           New York, New York 10004
                           Attention: Joseph B. Frumkin
                           Facsimile:  (212) 558-3588

or to such other address as such party shall have designated by notice so given to each other party.

         (b) AMENDMENTS, WAIVERS, ETC. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated except by instrument in writing signed by each of the parties hereto.

         (c) SUCCESSORS AND ASSIGNS. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties without the prior written consent of the other parties, except that Buyer may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to any direct or indirect wholly owned U.S. subsidiary of Buyer (it being understood that no such assignment shall relieve Buyer of its obligations hereunder). Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by, the parties and their respective successors and assigns. The Equity Holders agree that this Agreement and the obligations of the Equity Holders hereunder shall attach to the Covered Shares and the Owned Class A Warrants, if any, and shall be binding upon any person or entity to which Equity Holders' beneficial ownership of such Covered Shares and Owned Class A Warrants, if any, shall pass after the date hereof, whether by operation of law or otherwise, including the Equity Holders' administrators or successors.

         (d) ENTIRE AGREEMENT. This Agreement and the Merger Agreement embody the entire agreement and understanding among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings with respect to such subject matter. There are no representations, warranties or covenants by the parties hereto with respect to such subject matter other than those expressly set forth in this Agreement and the Merger Agreement.

         (e) SEVERABILITY. If any term of this Agreement or the application thereof to any party or circumstance shall be held invalid or unenforceable to any extent, the remainder of this Agreement and the application of such term to the other party or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by applicable law, provided that the parties shall negotiate in good faith in an attempt to agree upon another provision (in lieu of the term or application held to be invalid or unenforceable) that will be valid and enforceable and will carry out the parties' intentions hereunder to the fullest extent possible.

         (f) SPECIFIC PERFORMANCE. The parties agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the courts of the State of Delaware and the federal courts of the United States of America located in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity.

         (g) STOP TRANSFER RESTRICTION. In furtherance of this Agreement, the Equity Holders shall, and hereby do authorize Acquisition Sub's counsel to notify NewPower's transfer agent, that a stop transfer restriction is imposed with respect to all of the Covered Shares and the Owned Class A Warrants (and that this Agreement places limits on the transfer of the Covered Shares and Owned the Class A Warrants). Notwithstanding the foregoing sentence, if such a stop transfer is imposed and this Agreement is terminated, the Equity Holders may notify the transfer agent that the stop transfer is terminated and Buyer shall provide any and all notices or instructions to reflect such termination.

         (h) REMEDIES CUMULATIVE. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and alternative, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

         (i) NO WAIVER. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereto at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

         (j) THIRD PARTY BENEFICIARIES. This Agreement is not intended to be for the benefit of and shall not be enforceable by any person or entity who or which is not a party hereto. Notwithstanding the foregoing, the Equity Holders and the Buyer agree and acknowledge that NewPower, shall be entitled to rely on, as a third party beneficiary, the covenants and agreements set forth in this Agreement

         (k) GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL. (i) This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the law of the State of Delaware applicable to contracts to be performed wholly in such state. The parties hereby irrevocably submit to the jurisdiction of the courts of the State of Delaware and the Federal courts of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Delaware State or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in SECTION 8 or in such other manner as may be permitted by law shall be valid and sufficient service thereof.

         (ii) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8(k).

         (l) NAME, CAPTIONS, GENDER; INTERPRETATION. The name assigned this Agreement and the section captions used herein are for convenience of reference only and shall not affect the interpretation or construction hereof. Whenever the context may require, any pronoun used herein shall include the corresponding masculine, feminine or neuter forms.

         (m) COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies of each signed by less than all, but together signed by all, the parties hereto.

         (n) EXPENSES. Each party hereto shall bear its own expenses incurred in connection with this Agreement and the transactions contemplated hereby.

         IN WITNESS WHEREOF, the parties have duly executed this Tender Agreement as of the date first above written.

                               CENTRICA PLC


                               By:    /s/ Grant Dawson
                                   ------------------------------------
                                      Name:  Grant Dawson
                                      Title: General Counsel & Secretary


                               DLJ MERCHANT BANKING PARTNERS II, L.P.

                               By:    DLJ Merchant Banking II, Inc.
                                      Managing General Partner


                               By:    /s/ Ivy Dodes
                                  -------------------------------------
                                      Name: Ivy Dodes
                                      Title:  Authorized Representative


                               DLJ MERCHANT BANKING
                               PARTNERS II-A, L.P.

                               By:    DLJ Merchant Banking II, Inc.
                                      Managing General Partner


                               By:    /s/ Ivy Dodes
                                  -------------------------------------
                                      Name: Ivy Dodes
                                      Title:  Authorized Representative


                               DLJ DIVERSIFIED PARTNERS, L.P.

                               By:    DLJ Diversified Partners, Inc.
                                      Managing General Partner


                               By:    /s/ Ivy Dodes
                                  -------------------------------------
                                      Name: Ivy Dodes
                                      Title:  Vice President

                               DLJ DIVERSIFIED PARTNERS-A, L.P.

                               By:    DLJ Diversified Partners, Inc.
                                      Managing General Partner


                               By:    /s/ Ivy Dodes

                                  -------------------------------------
                                      Name: Ivy Dodes
                                      Title:  Vice President


                               DLJ MILLENNIUM PARTNERS, L.P.

                               By:    DLJ Merchant Banking II, Inc.
                                      Managing General Partner


                               By:    /s/ Ivy Dodes
                                  -------------------------------------
                                      Name: Ivy Dodes
                                      Title:  Authorized Representative


                               DLJ MILLENNIUM PARTNERS-A, L.P.

                               By:    DLJ Merchant Banking II, Inc.
                                      Managing General Partner


                               By:    /s/ Ivy Dodes
                                  -------------------------------------
                                      Name: Ivy Dodes
                                      Title:  Authorized Representative


                               DLJ FIRST ESC L.P.

                               By:    DLJ LBO Plans Management Corporation
                                      General Partner


                               By:    /s/ Ivy Dodes
                                  -------------------------------------
                                      Name: Ivy Dodes
                                      Title:  Vice President

                               DLJ OFFSHORE PARTNERS II, C.V.

                               By:    DLJ Merchant Banking II, Inc.
                                      Managing General Partner


                               By:    /s/ Ivy Dodes
                                   ------------------------------------
                                      Name: Ivy Dodes
                                      Title:  Authorized Representative


                               DLJ EAB PARTNERS, L.P.

                               By:    DLJ LBO Plans Management Corporation
                                      General Partner


                               By:    /s/ Ivy Dodes
                                   -------------------------------------
                                      Name: Ivy Dodes
                                      Title:  Vice President



                               DLJ ESC II, L.P.

                               By:    DLJ LBO Plans Management Corporation
                                      General Partner


                               By:    /s/ Ivy Dodes
                                   -------------------------------------
                                      Name: Ivy Dodes
                                      Title:  Vice President



                               DLJMB FUNDING II, INC.


                                By:   /s/ Ivy Dodes
                                    -----------------------------------
                                      Name: Ivy Dodes
                                      Title:  Vice President

                                   SCHEDULE I


                                                                     CLASS A
EQUITY HOLDER                                           SHARES       WARRANTS
-------------                                           ------       --------

DLJ Merchant Banking Partners II, L.P.                2,328,459     3,746,800

DLJ Merchant Banking Partners II-A, L.P.                 92,805       149,400

DLJ  Offshore Partners II, C.V.                         114,533       184,200

DLJ Diversified Partners, L.P.                          136,045       219,000

DLJ Diversified Partners-A, L.P.                         50,611        81,400

DLJMB Funding II, Inc.                                  270,960       436,140

DLJ Millennium Partners, L.P.                            37,623        60,600

DLJ Millennium Partners-A, L.P.                           7,278        11,800

DLJ EAB Partners, L.P.                                   10,494        16,800

DLJ ESC II, L.P.                                        642,905     1,034,460

DLJ FIRST ESC L.P.                                        4,570         7,200
------------------                                        -----         -----

TOTAL FOR ALL EQUITY HOLDERS                          3,696,283     5,947,800


